                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Heller Financial, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[HELLER FINANCIAL LOGO]

                             HELLER FINANCIAL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 23, 1999

                               ----------------

                           NOTICE AND PROXY STATEMENT

                                                          Heller Financial, Inc.
                                                          500 West Monroe Street
                                                         Chicago, Illinois 60661
                                                             Phone: 312 441 7000

                            NOTICE OF ANNUAL MEETING

Dear Heller Financial Stockholder:

    The Annual Meeting of Stockholders of Heller Financial, Inc. will be held on Friday, April 23, 1999 at the Hyatt Regency O'Hare Hotel at 9300 West Bryn Mawr Road, Rosemont, Illinois. The meeting will begin at 11:00 a.m.

    At the meeting, we will vote on:

  1. The election of 12 individuals to serve on Heller's Board of Directors;

  2. Ratifying the Board's selection of Arthur Andersen LLP as Heller's independent auditors for 1999; and

  3. Any other matters properly brought before the meeting or any adjournment.

    Your proxy is being requested by the Board. Only stockholders who owned common stock at the close of business on March 1, 1999 may vote at the meeting or any adjournment.

    Your Board recommends that you vote in favor of the two proposals made in the enclosed proxy statement.

    At the meeting, members of Heller's senior management will report on Heller's 1998 results. We have enclosed the proxy statement, Heller's Form 10-K/A, which includes our 1998 financial statements, and a summary Annual Report.

    You may vote in person or by proxy. In order to make sure your vote is counted at the meeting, please sign and date the enclosed proxy card and send it back in the enclosed return envelope, which requires no postage if mailed in the United States.

                                        Sincerely,

                                        Richard J. Almeida
                                        Chairman of the Board of Directors and
                                        Chief Executive Officer

Chicago, Illinois
March 15, 1999

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 APRIL 23, 1999

                             QUESTIONS AND ANSWERS

Q:Who is soliciting my proxy?

A: The Board of Directors of Heller Financial, Inc. (Heller, which may also be referred to as we, us or our) is sending you this proxy statement in connection with the solicitation of proxies for use at Heller's 1999 Annual Meeting of Stockholders.

  The approximate date of the mailing of this proxy statement and the related proxy card is March 15, 1999.

Q:What am I being asked to vote on?

A:  (1) Electing nominees to serve on the Heller Board of Directors;

  and

  (2) Ratifying the Board's selection of Arthur Andersen LLP as Heller's independent auditors for 1999.

Q:How does the Board recommend that I vote on the proposals?

A: The Board recommends a vote FOR each of the nominees and FOR the selection of Arthur Andersen LLP as independent auditors for 1999.

Q:Who can vote?

A: Holders of record of Class A Common Stock and holders of record of Class B Common Stock at the close of business on March 1, 1999, the Record Date, may vote at the Annual Meeting.

  On the Record Date, 39,009,606 shares of Class A Common Stock (including 494,125 shares of restricted Class A Common Stock issued to certain Company employees) and 51,050,000 shares of Class B Common Stock were outstanding and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Class A Common Stock and three votes for each share of Class B Common Stock held on the Record Date. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the matters that will come before the Annual Meeting.

Q:Who owns the Class A and Class B Common Stock?

A: All of Heller's Common Stock was previously owned by Fuji America Holdings, Inc., which is owned by The Fuji Bank, Limited. On May 6, 1998, Heller completed an initial public offering of its Class A Common Stock, which began trading on the New York Stock Exchange on May 1, 1998. Fuji America Holdings owns all of the Class B Common Stock. The publicly held Class A Common Stock represents about 43% of the combined economic interest and 21% of the combined voting power of all of Heller's outstanding common stock. The Class B Common Stock owned by Fuji America Holdings represents the remaining 57% of the combined economic interest and 79% of the combined voting power. While held by Fuji America Holdings, the outstanding shares of Class B Common Stock may never represent more than 79% of the combined voting power of all outstanding shares of voting stock.

  We are not aware of any stockholder other than Fuji America Holdings that owns more than 5% of the outstanding Class A and Class B Common Stock on a combined basis. As of March 15, 1999, the only stockholders of which we are aware that own more than 5% of the Class A Common Stock are:

    (1) Wellington Management Company, LLP, which has informed Heller that it owns 5,402,094 shares, or 13.9%, of Class A Common Stock; and

    (2) State Street Research & Management Company, which has informed Heller that it owns 2,042,700 shares, or 5.2%, of Class A Common Stock.

Q:How do I vote?

A: You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, please mark, date, sign and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect your right to change your vote if you attend the meeting and want to vote in person. You also may revoke your proxy at any time before the meeting by giving Heller's Corporate Secretary written notice of your revocation or by submitting a later-dated proxy. If you return your proxy but do not mark how you wish to vote, your shares will be voted FOR the two proposals.

Q:What constitutes a quorum?

A: A "quorum" means the majority of the outstanding common shares, which may be present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be valid. If you submit an executed proxy card, then you will be considered part of the quorum (even if you abstain from voting). Broker non-votes, which occur when a broker does not vote on some matters on the proxy card because it does not have authority to do so, are also counted as present for purposes of establishing a quorum.

Q:What vote is necessary to take action?

A: Directors are elected by a plurality of shares voted, which means that the twelve nominees receiving the highest number of votes will be elected. The affirmative vote of more than 50% of the shares voting in person or by proxy is necessary to ratify Arthur Andersen LLP as Heller's independent auditors for 1999. Abstentions and broker non-votes will have no effect on the votes for directors. Abstentions and broker non-votes have the same effect as a vote "against" ratifying Arthur Andersen LLP as Heller's independent auditors for 1999.

  Since it holds 79% of the combined voting power of our Common Stock, Fuji America Holdings has the unilateral power to elect all of our directors and to ratify the appointment of Arthur Andersen LLP. Fuji America Holdings has indicated its intention to vote FOR each of the nominees for director and FOR the ratification of the appointment of Arthur Andersen LLP.

Q:What happens if I withhold my vote for an individual director?

A:  Withheld votes are counted as "no" votes for the individual director.

Q:What does it mean if I get more than one proxy card?

A: If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. In that case, please sign and return all different proxy cards to make sure that all of your shares are voted. Our employees will receive one combined proxy card covering all shares they hold in the Heller Savings and Profit Sharing (401(k)) Plan, the Employee Stock Purchase Plan, the Executive Deferred Compensation Plan and as restricted stock under the Stock Incentive Plan.

Q:How will voting on any other business be conducted?

A: We are not aware of any business to be considered at the meeting other than the proposals described above. But if any other business is presented at the meeting, your signed proxy gives authority to Richard J. Almeida, Chairman of the Board and Chief Executive Officer of Heller, and Debra H. Snider, Executive Vice President, General Counsel and Secretary of Heller, to vote on such matters in their discretion.

  If unforeseen circumstances (for example, death or disability) make it necessary for the Board to substitute another person for any of the nominees for directors, your shares will be voted for that other person, unless you have revoked your proxy.

Q:Who can attend the Annual Meeting?

A:  All stockholders may attend the meeting.

Q:Who is paying for soliciting this proxy?

A: Heller will pay for soliciting the proxies being sent with this proxy statement. We do not expect to pay any fees for the solicitation of proxies, but we may reimburse brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to mail solicitation, proxies may be solicited in person or by telephone, facsimile or other electronic communication, by Heller directors, officers and other employees.

Q:When are stockholders proposals for the 2000 Annual Meeting due?

A: Stockholder proposals submitted under Rule 14a-8 of the Securities Exchange Act, including nominations for directors, to be included in our proxy statement for the 2000 annual meeting of stockholders must be received by Heller's Corporate Secretary on or before November 12, 1999. Such a proposal must contain the information required by Heller's By-Laws, a copy of which may be obtained from Heller's Corporate Secretary. There are additional Securities and Exchange Commission rules that must be complied with in order to have a proposal included in the proxy statement.

  To be considered at the 2000 annual meeting of stockholders, stockholder proposals must be received by Heller's Corporate Secretary on or before December 12, 1999.

                           PROPOSALS YOU MAY VOTE ON

1. Election of Directors

   The entire Board of Directors, consisting of twelve members, will be elected at the Annual Meeting. Each director will serve until the next annual meeting of the stockholders or until he or she is succeeded by another qualified director who has been elected. Detailed information about each nominee is provided below.

   The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee becomes unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy.

   Your Board recommends a vote FOR each of the nominees.

2. Ratification of the Appointment of Arthur Andersen LLP as Independent
Auditors

   The Board has approved the appointment of Arthur Andersen LLP as Heller's independent auditors for 1999. Arthur Andersen has served as Heller's independent auditors for many years. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. During 1998, Arthur Andersen also provided non-audit services to Heller. We expect a representative of Arthur Andersen to attend the Annual Meeting and to answer appropriate questions.

   Your Board recommends a vote FOR the ratification of Arthur Andersen LLP as Heller's independent auditors for 1999.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Richard J. Almeida       Mr. Almeida, age 56, has served as Chairman of the
                         Board and Chief Executive Officer of Heller and
                         Heller International Group, Inc. (International
                         Group), a wholly-owned subsidiary through which Heller conducts its international business, since
                         November 1995, and as a Director of Heller and International Group since November 1987. He previously served as Executive Vice President and Chief Financial Officer of Heller and International
                         Group from November 1987 to November 1995. He has served as Director of Fuji America Holdings, Inc., a subsidiary of The Fuji Bank, Limited, and the majority stockholder of Heller, since January 1998.
                         He is also on the Board of Directors of The Fuji Bank and Trust Company, a subsidiary of Fuji Bank. Prior to joining Heller in 1987, Mr. Almeida served in a number of operating positions, both in corporate banking and investment banking, for Citicorp.

Michael A. Conway        Mr. Conway, age 52, joined Heller's Board of
                         Directors in September 1998. Mr. Conway is Senior
                         Vice President and Senior Investment Officer of Aon
                         Corporation (an insurance brokerage and underwriting company) and is President of Aon Advisors, Inc., a subsidiary of Aon providing investment management services. Prior to joining Aon, he served as President and Chief Executive Officer of Manhattan
                         National Corporation, an insurance holding company.
                         He has also served as Director of St. Joseph Light &
                         Power Company.

Tsutomu Hayano           Mr. Hayano, age 52, has served as a Director of
                         Heller and International Group since May 1996 and a
                         Director of Fuji Bank since July 1997. Since May
                         1996, he has held the position of General Manager of the New York Branch of Fuji Bank and Chairman of The
                         Fuji Bank and Trust Company. He previously served as
                         General Manager at the Hamamatsucho Branch of Fuji
                         Bank from May 1994 to 1996, and President of Fuji
                         Bank, Nederland N.V. from February 1990 to 1994.

Soichi Hirabayashi       Mr. Hirabayashi, age 56, has served as a Director of
                         Heller and as Chairman of the Executive Committee of Heller's Board since July 1998. He was appointed
                         Managing Director of Fuji Bank overseeing the
                         Americas Division in May 1998, having previously been responsible for its Overseas Business Group and Investment Banking Products and Treasury Trading
                         Group in Tokyo. Mr. Hirabayashi has served as a Director of Fuji America Holdings since July 1998. He was elected to the Board of Directors of Fuji Bank in June 1995, having served as General Manager, Treasury
                         Division, in Tokyo since May 1995 and General
                         Manager, International Division, Tokyo, since 1993.

Mark Kessel              Mr. Kessel, age 57, has served as a Director of
                         Heller since July 1992. Mr. Kessel has been a Partner of Shearman & Sterling, a law firm, since December
                         1977.

Tetsuo Kumon             Mr. Kumon, age 39, has served as a Director of Heller
                         since July 1998. He is Senior Vice President and
                         Deputy General Manager of the Americas Division of
                         Fuji Bank. He has previously served as Senior Vice
                         President and Senior Manager, Americas Division; Vice
                         President and Manager, Americas Division; and Manager of the Financial Engineering Division. Mr. Kumon has served as a Director of Fuji America Holdings since
                         July 1998.

Dennis P. Lockhart       Mr. Lockhart, age 52, has served as a Director of
                         Heller and International Group and as President of International Group since January 1988. In his current position, he has principal responsibility for Heller's international operations. Mr. Lockhart has also served as a Director of Tri Valley Corporation since April 1981. Prior to joining Heller in 1988,
                         Mr. Lockhart was employed by Citicorp for 16 years, holding a number of positions in corporate/institutional banking domestically and abroad, including assignments in Lebanon, Saudi
                         Arabia, Greece, Iran, New York and Atlanta, with regional experience encompassing Europe, the Middle
                         East, Africa and Latin America.

Frank S. Ptak            Mr. Ptak, age 55, joined Heller as a Director in
                         September 1998. Mr. Ptak is the Vice Chairman of ITW
                         Inc., a diversified manufacturing company, and has been with ITW since 1975. He has also served as a member of the Board of Directors of Hon Industries, Inc., a furniture and fireplace manufacturer, since
                         May 1998. Before joining ITW, Mr. Ptak was employed by Sara Lee Corporation from 1970 to 1975.

Masahiro Sawada          Mr. Sawada, age 45, has served as Senior Vice
                         President of Heller since January 1998 and as a Director of Heller and International Group since
                         December 1995. He previously served as Senior Vice
                         President of Heller International Corporation from
                         May 1995 to January 1998, and Joint General Manager of Fuji Bank, Paris Branch, from May 1992 to 1995.

Kenichiro Tanaka         Mr. Tanaka, age 50, has served as Executive Vice
                         President of Heller since January 1998, a Director of
                         Heller and International Group since February 1997, and a Director and President and Chief Executive
                         Officer of Fuji America Holdings, Inc. since January
                         1998. Mr. Tanaka previously served as Executive Vice
                         President of Heller International Corporation from
                         February 1997 to January 1998, President and Chief Executive Officer of Fuji Bank, Canada, from November 1994 to January 1997, and Deputy
                         General Manager of Fuji Bank, Head Office Credit
                         Division, from May 1991 to November 1994.

Frederick E. Wolfert     Mr. Wolfert, age 44, has served as a Director of
                         Heller since July 1998 and as President and Chief
                         Operating Officer of Heller since January 1998. In this capacity, he has principal responsibility for all of Heller's domestic businesses. He served as Chairman of Key Global Finance Ltd. from April 1996 to December 1997, Chairman, President and Chief
                         Executive Officer of KeyCorp Leasing, Ltd. from June
                         1993 to December 1997, Chairman, President and Chief
                         Executive Officer of KeyBank USA N.A. from June 1993 to December 1996, President and Chief Operating
                         Officer of KeyCorp Leasing, Ltd. from December 1991 to June 1993, and Executive Vice President of KeyBank
                         USA N.A. from December 1991 to June 1993. Mr. Wolfert also served for nine years in management positions with U.S. Leasing Corporation in its San Francisco headquarters.

Terumasa Yamasaki        Mr. Yamasaki, age 49, has served as a Director of
                         Heller since January 1999. He currently also holds the position of Executive Vice President and General
                         Manager, Credit Division for the Americas for Fuji
                         Bank and Director of Fuji America Holdings. He was appointed General Manager of Fuji Bank's Atlanta
                         Agency in May 1994 having served as General Manager of a branch office of Fuji Bank since January 1994.

                          INFORMATION ABOUT THE BOARD

                   Attendance at Board and Committee Meetings

   The Board of Directors held 6 regularly scheduled and special meetings during 1998. Each nominee for director attended at least 75% of his Board and committee meetings.

                      Committees of the Board of Directors

   It is primarily the Board's responsibility to oversee the management of Heller's business. To assist in carrying out this responsibility, the Board has established the standing committees listed below. Heller does not have a standing nominating committee.

Executive Committee

   The Executive Committee exercises all of the powers of the Board in the management of Heller's business when the Board is not in session, to the extent permitted by law. The Executive Committee met 7 times during 1998. The current members of the Executive Committee are Messrs. Almeida, Hirabayashi (Chairman), Kumon, Lockhart, Sawada, Tanaka, Wolfert and Yamasaki.

Audit Committee

   The Audit Committee (1) reviews management's recommendation for selection of Heller's independent auditors, (2) examines accounting processes and reporting systems, (3) assesses the adequacy of internal controls and risk management,
(4) reviews and approves Heller's financial disclosures and (5) reviews other similar matters. The Audit Committee, which consists solely of outside directors as required by the exchanges on which our Common Stock trades, met 2 times during 1998, both times after our initial public offering. The current members of the Audit Committee, each of whom joined the Committee after our initial public offering, are Messrs. Conway, Kessel (Chairman) and Ptak.

Compensation Committee

   The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and stock-based compensation for the executive officers named in this proxy statement. The Compensation Committee met 1 time during 1998, after our initial public offering. The current members of the Compensation Committee are Messrs. Conway, Hirabayashi (Chairman) and Kumon.

International Acquisition and Divestiture Committee

   The International Acquisition and Divestiture Committee meets as necessary when the Board is not in session to consider significant potential international acquisitions and divestitures. The International Acquisition and Divestiture Committee did not meet during 1998. The current members of the International Acquisition and Divestiture Committee are Messrs. Almeida (Chairman), Lockhart and Wolfert.

Special Financing Committee

   The Special Financing Committee meets as necessary in order to establish the final pricing and terms for certain of Heller's debt and equity securities offerings. The Special Financing Committee met 1 time during 1998. The current members of the Special Financing Committee are Messrs. Almeida, Hirabayashi (Chairman) and Tanaka.

                                STOCK OWNERSHIP

           Security Ownership in Heller of Certain Beneficial Owners
                                     and of
                        Directors and Executive Officers

   The following tables show, as of March 1, 1999: (1) the beneficial owners of more than 5% of the Class A and Class B Common Stock and the number of shares beneficially owned; and (2) the number of shares of Class A Common Stock beneficially owned by each Director, each executive officer named in the Summary Compensation Table in this proxy statement and all Directors and executive officers of Heller as a group, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table.

                           Certain Beneficial Owners

Title of                                        Amount and Nature of   Percent
Class      Name of Beneficial Owner             Beneficial Ownership   of Class
--------   ------------------------             --------------------   --------
Class A    Wellington Management Company, LLP         5,402,094(1)      13.9%
  Common   75 State Street
  Stock    Boston, Massachusetts 02109
           State Street Research &                    2,042,700(1)       5.2%
           Management Company
           One Financial Center, 30th Floor
           Boston, Massachusetts 02111
Class B    The Fuji Bank, Limited                    51,050,000          100%
  Common   Two World Trade Center
  Stock    New York, NY 10048

--------
(1) Information based on reported ownership on the date of SEC filings. The owners report that they hold the shares for their clients.

                  Directors and Other Named Executive Officers

                                                  Amount and Nature of Percent
 Title of Class       Name of Beneficial Owner    Beneficial Ownership of Class
 --------------       -------------------------   -------------------- --------
 Class A Common Stock
                      Richard J. Almeida.......         149,837(1)         *
                      Michael A. Conway........           2,632(1)         *
                      Tsutomu Hayano...........             100            *
                      Soichi Hirabayashi.......               0           --
                      Mark Kessel..............           2,741(1)         *
                      Tetsuo Kumon.............               0           --
                      Michael J. Litwin........          37,647(1)         *
                      Dennis P. Lockhart.......          54,983(1)         *
                      Lauralee E. Martin.......          34,148(1)         *
                      Frank S. Ptak............           1,137(1)         *
                      Masahiro Sawada..........             400            *
                      Kenichiro Tanaka.........             500            *
                      Frederick E. Wolfert.....          73,197(1)         *
                      Terumasa Yamasaki........               0           --
                                                        =======          ===
                      All directors and
                        executive officers as a
                        group (16 persons).....         394,335          1.0

--------
  * Less than one percent
(1) Includes unvested performance-based restricted shares issued under Heller's Stock Incentive Plan for which the individual has voting power but does not yet have power to dispose, in the amount of 87,385 shares for Mr. Almeida, 1,137 shares for Mr. Conway, 835 shares for Mr. Kessel, 22,451 shares for Ms. Martin, 16,623 shares for Mr. Litwin, 16,623 shares for Mr. Lockhart, 1,137 shares for Mr. Ptak and 49,934 shares for Mr. Wolfert. Reported amounts also include holdings in the Company's Executive Deferred Compensation Plan, Savings and Profit Sharing (401(k)) Plan and Employee Stock Purchase Plan.

                        Stock Ownership in Fuji Bank of
                        Directors and Executive Officers

   The following table sets forth, as of December 31, 1998, certain information with respect to the beneficial ownership of common stock of Fuji Bank, Heller's ultimate parent, by (1) each Director of Heller, (2) each executive officer named in the Summary Compensation Table in this proxy statement and (3) all directors and executive officers of Heller as a group.

                                                              Number of Shares
      Name of Beneficial Owner                               Beneficially Owned
      ------------------------                               ------------------
      Richard J. Almeida....................................            0
      Michael A. Conway.....................................            0
      Tsutomu Hayano........................................       12,315
      Soichi Hirabayashi....................................       20,872
      Mark Kessel...........................................            0
      Tetsuo Kumon..........................................            0
      Michael J. Litwin.....................................            0
      Dennis P. Lockhart....................................            0
      Lauralee E. Martin....................................            0
      Frank S. Ptak.........................................            0
      Masahiro Sawada.......................................        2,205
      Kenichiro Tanaka......................................        4,174
      Frederick E. Wolfert..................................            0
      Terumasa Yamasaki.....................................            0
                                                                   ======
      All directors and executive officers as a group
       (16 persons).........................................       39,566

   In addition, Messrs. Hayano, Hirabayashi, Kumon, Sawada, Tanaka and Yamasaki participate in a Fuji Bank employee stock purchase plan and, as of December 31, 1998, beneficially owned an aggregate of approximately 23,209 shares of Fuji Bank common stock through this plan.

   The number of shares of Fuji Bank common stock that are beneficially owned by (1) each of Heller's directors, (2) each of the named executive officers or
(3) Heller's directors and executive officers as a group, including those shares held in the Fuji Bank employee stock purchase plan, does not exceed 1% of the outstanding shares of such stock.

            Section 16(a) Beneficial Ownership Reporting Compliance

   Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Heller's Common Stock must report their initial ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. The Commission has designated specific due dates for these reports and Heller must identify in this proxy statement those persons for whom these reports were not filed when due. We believe, based on a review of copies of such reports and written representations that no other reports were required, that during 1998 all
Section 16 filing requirements applicable to Heller's directors, executive officers and greater than 10% beneficial owners were complied with, except that
(1) a report on Form 4 regarding a disposition of shares by Mr. Almeida which occurred due to a reallocation of his Executive Deferred Compensation Plan and
(2) a report on Form 3 regarding Nina B. Eidell's election as an executive officer were inadvertently not made in a timely manner. Each of these matters was subsequently reported as required.

           COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

                           Compensation of Directors

   Directors who are not employees of Heller, Fuji Bank or any of their subsidiaries receive the following compensation:

     (1) an annual cash retainer of $50,000;

     (2) an annual grant of options to purchase Heller's Class A Common Stock at an exercise price equal to the fair market value of the Stock at the time of the grant, the total number of which options has a present value of $25,000 using the assumptions applicable to grants made to Heller's employees generally. One third of those options vest on each of the first three anniversary dates of the grant and all of them must be exercised within the earlier of ten years from the date of the grant and one year after completion of service as a member of the Board; and

     (3) a one-time grant at the time of first election of restricted shares of Heller's Class A Common Stock valued at $25,000 based on the fair market value at the time of the grant. Of the total number of restricted shares now held by our independent directors, 75% vest on January 1, 2001 if Heller's three-year average net income growth has been at least 13.5% and 100% vest on January 1, 2001 if Heller's average net income growth has been at least 16.5%. In any event, they all vest on January 1, 2004, provided that in each case the director has been continuously a member of the Board from the date of the original grant.

   Non-employee directors may defer all or part of their cash retainers under Heller's Executive Deferred Compensation Plan. No additional fees are paid to directors for attending Board or Committee meetings.

                  Compensation of the Named Executive Officers

   The following table sets forth information with respect to all compensation awarded to, earned by or paid to the Chief Executive Officer of Heller and the four next most highly compensated executive officers of Heller (as determined at December 31, 1998 based on combined salary and bonus) (sometimes called the named executive officers) for services rendered in all capacities to Heller during the years ended December 31, 1998, 1997 and 1996.

                           Summary Compensation Table

                                              Long Term Compensation
                                          -------------------------------
                           Annual
                       Compensation(1)            Awards          Payouts
                    --------------------- ----------------------- -------
                                          Restricted  Securities
  Name and                                  Stock     Underlying   LTIP    All Other
  Principal                                 Awards   Options/SARs Payouts Compensation
  Position     Year Salary($) Bonus($)(2)   ($)(3)      (#)(4)    ($)(5)     ($)(6)
  ---------    ---- --------- ----------- ---------- ------------ ------- ------------
Richard J.
 Almeida       1998  760,417    551,000   2,359,395    280,000    593,775     8,950
(Chairman and  1997  637,500    450,000           0          0          0     8,950
Chief
Executive
Officer)       1996  475,000    313,500           0          0    548,871     7,918

Frederick E.
 Wolfert       1998  401,539    325,000   1,348,218    160,000    187,200   448,304
(President
 and Chief
Operating
 Officer)(7)

Lauralee E.
 Martin        1998  295,833    225,000     606,177     50,000    184,860     5,873
(Chief
Financial      1997  286,354    225,000           0          0          0     5,810
Officer)       1996  270,000    160,000           0          0    313,448     6,023

Michael J.     1998  296,250    200,000     448,821     40,000    174,915     7,096
Litwin
(Chief Credit  1997  282,083    200,000           0          0          0     6,938
 Officer)
               1996  255,000    160,000           0          0    296,647     6,300

Dennis P.
 Lockhart      1998  290,833    160,000     448,821     40,000    184,275     7,043
(President,    1997  280,833    100,000           0          0          0     6,938
International  1996  270,000    140,000                      0    313,279     6,079
 Group)                                           0

-------
(1) Heller has a non-qualified deferred compensation plan known as the Executive Deferred Compensation Plan under which certain employees of Heller, including the named executive officers, may elect to defer a portion of their annual compensation on a pre-tax basis. The amount of deferred compensation remains an asset of Heller and may be invested in any of certain mutual funds at the participant's discretion. Heller has amended the Plan to permit the investment of deferred compensation in Heller's Class A Common Stock.
(2) Bonuses earned in respect of one year are paid during the next year. For example, the bonuses indicated as earned in respect of 1998 were paid in February, 1999.
   Perquisites and other personal benefit amounts for each of the named executive officers fall below the minimum level for disclosure and therefore have been excluded.
(3) In May, 1998, at the time of our initial public offering, the named executive officers received restricted shares of our Class A Common Stock. The compensation reported in the above table is based on the value on the date of issuance of the Stock ($27.00). The number of shares of restricted stock and their value on December 31, 1998 based on the closing market price of $29.125 per share for each of the named executive officers are as follows:

      Name                                           Number of Shares   Value
      ----                                           ---------------- ----------
      Mr. Almeida...................................      87,385      $2,545,088
      Mr. Wolfert...................................      49,934       1,454,327
      Ms. Martin....................................      22,451         653,885
      Mr. Litwin....................................      16,623         484,144
      Mr. Lockhart..................................      16,623         484,144

   Of the total number of restricted shares shown for each person above, 75% vest on January 1, 2001 if Heller's three-year average net income growth has been at least 13.5%, and 100% vest on January 1, 2001 if Heller's average net income growth has been at least 16.5%. In any event, they all vest on January 1, 2004, provided that in each case the individual has been continuously an officer of Heller from the date of the original grant. Dividends on restricted stock are paid in cash.
   The restricted stock and stock option awards made to the named executive officers are the only restricted stock and stock option awards such officers will be eligible to receive until 2001.
(4) In May 1998, at the time of our initial public offering, the named executive officers received options to purchase our Class A Common Stock. All options vest 100% on January 1, 2001 (or, if earlier, upon the holder's death or disability). The exercise price for each option is $27 per share, the initial public offering price of the Stock.
(5) Under the terms of each of Heller's Long Term Incentive Plans (LTIPs), payouts of all accruals are made after the end of the LTIP performance period to officers who are active employees of Heller and participants in the LTIP through its termination date. In 1997, cash payments were made to the indicated named executive officers under an LTIP for the performance period that began January 1, 1994 and ended December 31, 1996. These payments are shown in the above table as being applicable to 1996 (having been shown last year as being applicable to 1997). In 1999, cash payments were made to the indicated named executive officers under an LTIP for the performance period that began January 1, 1996 and ended December 31, 1998. These payments are shown in the above table as being applicable to 1998.
(6) Amounts reflect both (i) Heller's contribution made in the form of a match on amounts deferred by the named executive officers in Heller's 401(k) Savings and Profit Sharing Plan and (ii) insurance premiums paid for term life insurance, as follows in the case of 1998:

                            401(k) Matching Amounts Term Life Insurance Premium
                            ----------------------- ---------------------------
      Mr. Almeida..........         $4,000                    $4,950
      Mr. Wolfert..........          4,000                     1,122
      Ms. Martin...........          4,000                     1,873
      Mr. Litwin...........          4,000                     3,096
      Mr. Lockhart.........          4,000                     3,043

  The 401(k) Savings Plan is available to all employees who work at least 900 hours per year. Heller makes matching contributions equal to 50% of the employee's contribution, except that Heller's contribution will not exceed 2.5% of the employee's base salary or $4,000, whichever is less. Heller amended the Plan in 1998 to permit the investment of contributions in Heller's Class A Common Stock and so that Heller's matching contributions starting on July 1, 1998 would be in the form of shares of Class A Common Stock.
  We also pay the premium for term life insurance for all regular, full-time employees. The insurance amount is two times each employee's annual base salary, with a maximum benefit of $600,000.
  In connection with our hiring Mr. Wolfert, we paid him a sign-on bonus of $175,000 and relocation expense reimbursement of $268,182, both of which amounts are included in the above table as Other Compensation.
(7) Mr. Wolfert began his employment at Heller as of December 31, 1997 and therefore received no compensation from Heller prior to 1998.

                            Long Term Incentive Plan

   Heller currently maintains one LTIP covering the named executive officers as well as certain other employees of Heller. Under our 1997-1999 LTIP, performance shares were granted for a three year performance and award period beginning January 1, 1997 and ending December 31, 1999. The performance shares will be earned out over the three-year performance and award period based on a targeted average return on equity goal. Any payments under this LTIP will be made in 2000 to employees with performance shares who continue to be employed by Heller on December 31, 1999. In the event an employee ceases to be an active employee prior to the end of the performance period, no incentive compensation will be deemed to be earned under the LTIP. With the closing of our initial public offering in 1998, Heller established the Stock Incentive Plan, under which the stock options and restricted stock mentioned above were granted. The Stock Incentive Plan effectively replaces the need for the LTIP. Therefore, no additional performance shares were issued under the LTIP in 1998 and we do not intend to award any performance shares in 1999.

   The following table sets forth certain information about awards that were granted for 1997 to the named executive officers under the 1997-1999 LTIP and are currently outstanding:

                Long Term Incentive Plan--Outstanding Awards for
                                 1997-1999 LTIP

                                                      Estimated Future Payouts
                                                 Under Non-Stock Price-Based Plans
                                                 ------------------------------------
                         Number of  Performance
                          Shares,    or Other
                         Units or  Period Until
                           Other   Maturation or  Threshold                Maximum
Name                      Rights      Payout         ($)      Target ($)     ($)
----                     --------- ------------- ------------ ----------- -----------
Richard J. Almeida......   4,375      3 Years         328,125     437,500     743,750
Frederick E. Wolfert....   5,400      3 Years         405,000     540,000     918,000
Lauralee E. Martin......   1,500      3 Years         112,500     150,000     255,000
Michael J. Litwin.......   1,500      3 Years         112,500     150,000     255,000
Dennis P. Lockhart......   1,500      3 Years         112,500     150,000     255,000

   Heller has awarded stock options under its Stock Incentive Plan to the named executive officers as follows:

                     Option/SAR Grants in Last Fiscal Year

                                        Individual Grants(1)
                         --------------------------------------------------
                          Number of    % of Total
                          Securities  Options/SARs                            Grant
                          Underlying   Granted to  Exercise of                Date
                         Options/SARs Employees in Base Price   Expiration   Present
Name                       Granted    Fiscal Year     $/Sh         Date     Value (2)
----                     ------------ ------------ ----------- ------------ ---------
Richard J. Almeida......   280,000        22%         27.00    June 2, 2008 2,615,760
Frederick E. Wolfert....   160,000        12%         27.00    June 2, 2008 1,494,720
Lauralee E. Martin......    50,000         4%         27.00    June 2, 2008   467,100
Michael J. Litwin.......    40,000         3%         27.00    June 2, 2008   373,680
Dennis P. Lockhart......    40,000         3%         27.00    June 2, 2008   373,680

--------
(1) The option awards made to the named executive officers are the only option awards such officers will be eligible to receive until 2001. All of the options shown in the above table vest on January 1, 2001 (or, if earlier, upon the holder's death or disability).
(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model, which is a mathematical formula used to value options on stock exchanges. All of the above grants were made in connection with our initial public offering. The model assumed: (i) an option term of ten years, (ii) an interest rate of 5.67%, (iii) volatility of 19.44% based on industry peers' volatility and (iv) a dividend yield of 1.6% based on the grant price of the options and projected annual dividends.

   The following table lists the number of shares acquired and the value realized as a result of option exercises during 1998 for the named executive officers. It also includes the number and value of their exercisable and non-exercisable options as of December 31, 1998. The table contains values for "in the money" options, meaning a positive spread between the year-end per share price of $29.125 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised and their value, if any, will depend on the share price on the exercise date.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     And Fiscal Year-End Option/SAR Values

                                                            Number of securities
                                                                 underlying      Value of unexercised
                                                                unexercised          in-the-money
                                                              options/SARs at        options/SARs
                                                            fiscal year end (#)   at fiscal year end
                                                            -------------------- --------------------
                         Shares Acquired                        Exercisable/         Exercisable/
          Name           on Exercise (#) Value Realized ($)    Unexercisable        Unexercisable
          ----           --------------- ------------------ -------------------- --------------------
Richard J. Almeida......         0                0              0/280,000           $0/$595,000
Frederick E. Wolfert....         0                0              0/160,000           $0/$340,000
Lauralee E. Martin......         0                0               0/50,000           $0/$106,250
Michael J. Litwin.......         0                0               0/40,000            $0/$85,000
Dennis P. Lockhart......         0                0               0/40,000            $0/$85,000

   The options reported are non-qualified stock options to purchase shares of Class A Common Stock awarded under the Stock Incentive Plan. The exercise price of the options is $27.00 per share and the closing trading price on the New York Stock Exchange of Class A Common Stock at December 31, 1998 was $29.125 per share.

                          Other Employee Benefit Plans

Retirement and Other Defined Benefit Plans

   Heller has a defined benefit retirement income plan for the benefit of its employees that we intend to be a qualified plan under Section 401 of the Internal Revenue Code. Substantially all domestic employees of Heller who have one year of service, including the named executive officers, participate in the retirement plan. Directors who are not Heller employees are not eligible for retirement benefits. Under a defined benefit plan such as ours, contributions are not specifically allocated to individual participants.

   Heller has adopted a Supplemental Executive Retirement Plan which provides a benefit to all employees whose full benefit under the above retirement plan is reduced by participation in Heller's Executive Deferred Compensation Plan and by limitations imposed by the Internal Revenue Code.

   The following table shows estimated annual retirement benefits under the qualified retirement plan and the Supplemental Executive Retirement Plan for the named executive officers in specified remuneration and service classifications:

                      Estimated Annual Retirement Benefits

                                            Years of Credited Service
                                  ----------------------------------------------
Final Average Pay                    5       10       15       20    25 and over
-----------------                 ------- -------- -------- -------- -----------
$200,000......................... $18,790 $ 37,580 $ 56,370 $ 75,160  $ 93,950
 225,000.........................  21,350   42,700   64,050   85,400   106,750
 250,000.........................  23,920   47,840   71,760   95,680   119,600
 275,000.........................  26,480   52,960   79,440  105,920   132,400
 300,000.........................  29,040   58,080   87,120  116,160   145,200
 400,000.........................  39,290   78,580  117,870  157,160   196,450
 450,000.........................  44,420   88,840  133,260  177,680   222,100
 500,000.........................  49,540   99,080  148,620  198,160   247,700
 600,000.........................  59,790  119,580  179,370  239,160   298,950

   In general, remuneration covered by the retirement plan consists of the annual base salary determined before any salary reduction contributions to Heller's 401(k) Savings and Profit Sharing Plan, but is limited to a dollar value no higher than $160,000. The monthly accrued benefit under the retirement plan is calculated as a percentage of average monthly compensation over the sixty consecutive months during the employee's last 120 months of employment that yield the highest average, plus a certain percentage of the employee's monthly compensation above the Social Security wage base for the past 25 years. The figures shown in the table above include benefits payable under the retirement plan and the supplemental retirement plan. Under the supplemental plan, compensation is not limited to $160,000 per year. The estimates assume that benefits commence at age 65 under a straight life annuity form.

   As of December 31, 1998, the number of years of credited service for the named executive officers and the actual average remuneration for their respective years of credited service with Heller were as follows: Mr. Almeida, 11 years, 5 months, $431,622; Mr. Wolfert, 1 year, $401,539; Ms. Martin, 12 years, 5 months, $259,491; Mr. Litwin, 27 years, 2 months, $235,535; and Mr. Lockhart, 11 years, $252,662.

    Employment Contracts and Termination of Employment andChange of Control
                                  Arrangements

   Mr. Almeida, Heller's Chairman and Chief Executive Officer, is party to an employment contract with Heller that became effective as of December 31, 1997 and expires on December 31, 1999. The contract will be automatically extended to December 31, 2000, unless either Mr. Almeida or Heller gives the other written notice to the contrary on or before June 30, 1999. The contract provides for the payment to Mr. Almeida of an annual base salary of not less than the amount Mr. Almeida received during 1998. Mr. Almeida's base salary and performance bonus are to be reviewed by Heller during the term of the contract pursuant to Heller's normal practices. The contract provides for Mr. Almeida's participation in all of Heller's executive bonus and incentive compensation plans. The contract further provides that if Mr. Almeida's employment is terminated by Heller without cause, or if he resigns with cause, he will be entitled to receive full salary through the date 24 months from the date of termination. In the event of a termination under either of the situations described above, Mr. Almeida is also entitled to receive his incentive plan bonus payment at the applicable target bonus level for the full year in which such termination occurs, as well as certain minimum payments under each LTIP in which he was previously granted awards, and he will continue to be covered under certain benefit plans through the date 24 months from the date of termination. In connection with the initial public offering, Mr. Almeida's contract was amended to permit him to select, in the event of a termination following a change in control, the benefits described above or the benefits set forth in the change in control agreements described below.

   Mr. Wolfert, Heller's President and Chief Operating Officer, is party to an employment contract with Heller that became effective as of December 31, 1997, the date on which he was elected to his office, and expires on December 31, 1999. The contract provides for the payment to Mr. Wolfert of an annual base salary of not less than the amount Mr. Wolfert received during 1998. Mr. Wolfert's base salary and performance bonus are to be reviewed by Heller during the term of the contract pursuant to Heller's normal practices. The contract provides for Mr. Wolfert's participation in all of Heller's executive bonus and incentive compensation plans. The contract further provides that if Mr. Wolfert's employment is terminated by Heller without cause, or if he resigns with cause, he will be entitled to receive full salary through the later of December 31, 2000 or the date 18 months from the date of termination. In the event of a termination, Mr. Wolfert is also entitled to receive his incentive plan bonus payment at the applicable target bonus level for the full year in which such termination occurs, as well as payments under each LTIP in which he was previously granted awards through the year in which the termination occurs, and he will continue to be covered under certain benefit plans through the later of December 31, 2000 or the date 18 months from the date of termination. In connection with the initial public offering, Mr. Wolfert's contract was amended to permit him to select, in the event of a termination following a change in control, the benefits described above or the benefits set forth in the change in control agreements described below.

   Each of Ms. Martin, Heller's Chief Financial Officer, Mr. Litwin, Heller's Chief Credit Officer, and Mr. Lockhart, President of Heller International Group, is a party to a change in control agreement. Each change in control agreement provides protection to the officer in the event of certain changes in control of Heller within three years after the initial public offering. If the officer's employment is either actually or constructively terminated after a change in control other than for cause, Heller will pay to the officer the present value of the additional benefits the officer would have accrued under Heller's qualified and non-qualified retirement plans from the date of termination through the last day of the 24 month period following termination of employment. In addition, the officer will: (1) become fully vested in all options and restricted stock granted under the Stock Incentive Plan and any benefits under non-qualified retirement plans; (2) be entitled to receive all payments under each Long-Term Incentive Plan in which he or she was previously granted awards through the year in which termination occurs; (3) become fully vested in the annual cash incentive plan at not less than the target bonus level for the year in which the change in control occurred; (4) be entitled to continuation of base salary and certain benefits and perquisites for 24 months; and (5) be credited with 24 months of age and years of service for purposes of Heller's retiree medical benefit plan.

                          Certain Other Relationships

   Mr. Kessel, a director of Heller, is a partner of the law firm of Shearman & Sterling, which from time to time acts as counsel in certain matters for Fuji Bank and Heller.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Strategy

   Heller has adopted a total compensation and benefits philosophy for its executive officers that is designed to advance Heller's business strategy by recognizing and reinforcing those behaviors that are critical to Heller's success. As such, its programs seek to link executives' compensation and benefits to both Heller's performance and the interests of its stockholders. In particular, the goals of Heller's executive compensation program are to:

  . Align compensation with Heller's business strategies and objectives.

  . Attract, motivate and retain key contributors by providing a competitive mix of compensation and benefits.

  . Shift the compensation weighting mix from fixed to performance-based variable pay.

  . Enhance the alignment of short-term and long-term incentive vehicles with Heller's success.

  . Support a vibrant culture by providing an overall compensation and benefits package that meets the needs of a diverse workforce.

  . Provide an opportunity and an incentive for all members of senior management to become significant owners of Heller's stock.

  . Link the interests of the members of senior management to the interests of stockholders by requiring those executives to own significant levels of Heller's stock.

   Based on the above philosophy, Heller's strategy with respect to its executive compensation and benefits program contains the following principal elements:

  . Ownership. Use equity ownership opportunities where feasible as a key payout vehicle.

  . Pay for Performance. Focus and reward executives on the key measures of Heller's success, including revenue growth, quality and quantity of managed assets, net income, return on equity, return on investment, productivity, enterprise-wide collaboration and the development and demonstration of individual job competencies.

  . Pay Mix. Deliver a significant portion of total compensation through performance based incentive programs.

  . Pay Level. Offer market competitive short-term and long-term incentive opportunities which, when combined with base pay, result in total compensation for exceptional performers at the 75th percentile of peer group companies. Reflect in pay levels the financial industry's best practices and design, with particular emphasis on the use of equity ownership opportunities within the industry.

  . Retention. Use compensation design to maintain or increase the personal
    "cost of exit" for key executives.

  . Investor Expectations. Incorporate elements that significantly align the interests of Heller's executives with the interests and expectations of public stockholders.

Compensation Methodology

   Heller's Compensation Committee reviews compensation on an annual basis. Specific compensation decisions are based on many factors, including individual performance and responsibilities, future objectives and challenges, past performance and likely future contributions to Heller's success. Based on survey information provided to us by independent compensation consultants, we also look at compensation levels at peer group companies.

Compensation of Executives (Other than the Chief Executive Officer)

   Base Salaries. Base salary is designed to compensate executives for their level of responsibility and sustained individual performance. At the time of our initial public offering in 1998, executive base salaries were determined to be, in the aggregate, at or above the 75th percentile of base salaries at peer group companies.

   Annual Bonuses. Annual cash bonuses reward executives for meeting challenging annual goals. We establish bonus target awards for each executive as a percentage of salary, generally 40-55% for the executives named in this proxy statement. We then adjust those awards based on individual, business division and corporate performance, resulting in actual awards of between 0% and 200% of the target. Performance criteria differ across different business divisions as appropriate, but typically include measures based on net income, operating leverage, non-performing assets and certain non-financial, strategic goals. In 1998, Heller, as a whole, exceeded its stated performance targets.

   Long-term Incentives. Prior to Heller's initial public offering of stock in 1998, Heller's long-term incentive program granted awards to executives in the form of performance shares. The value of the performance shares was related to attainment of return on equity goals over a three-year period. The value of the performance shares would be paid in cash payments in the year following the performance period to those executives who continued to be employed by Heller at the end of the performance period. No payments were made in 1998 for any long-term plans. Payments have been made in 1999 in respect of a long-term plan covering the 1996 through 1998 performance period. Additional payments are due to be made in 2000 in respect of performance shares awarded in 1997 in respect of a long-term plan covering the 1997 through 1999 performance period.

   In anticipation of the closing of Heller's initial public offering in 1998, no additional performance shares were awarded to executives in 1998 or will be awarded in 1999. Heller has replaced the performance share approach to long-term incentives with a stock-based incentive plan, the 1998 Stock Incentive Plan, covering employees and non-employee directors. The Stock Incentive Plan is administered by the Compensation Committee. Grants of restricted stock and options to acquire stock were made in connection with the initial public offering to align the interests of Heller's executives with stockholder interests. The level and terms of the grants were determined with the assistance of an independent compensation consultant in order to provide competitive initial grants. The restricted stock is subject to a performance based vesting schedule. Performance is defined in terms of the level of Heller's growth in its annual net income. The named executive officers are not eligible for another grant under the Stock Incentive Plan until 2001.

   Ownership Guidelines. Heller believes that its senior executives should closely align their interests with those of its stockholders. Accordingly, Heller has established minimum stock ownership guidelines for its senior executives, each of whom is required to have acquired stock with a value no less than his or her base salary within three years after Heller's initial public offering. The President and Chief Operating Officer is required to have stock with a value no less than three times his base salary.

Compensation of the Chief Executive Officer

   Mr. Almeida's total compensation for 1998, which was intended to place him within the 75th percentile of chief executive officers at other peer group companies, was based on Heller's excellent performance, Mr. Almeida's individual performance, Heller's desire to retain him and the terms of his employment agreement. Since he became Chairman at the end of 1995, Heller's net income has increased from $115 million in 1995 to $172 million in 1998, its lending volume has grown at a 25% compound annual growth rate and the credit quality of its lending assets has improved significantly. He has also positioned Heller for future success, having guided it through the initial public offering process, as well as a significant initiative focused on improving operational efficiency and enhancing the company's revenue base.

   The majority of Mr. Almeida's compensation has been placed at risk since it is tied to performance goals and to Heller's stock price. Additionally, under the company's stock ownership guidelines, he is required by the third year after the initial public offering to have beneficial ownership of stock with a value at least equal to three times his base salary, a requirement he has already exceeded by having beneficial ownership of over 149,000 shares.

Compliance with Section 162(m)

   The Compensation Committee currently intends for all compensation paid to Heller executives to be tax deductible to Heller under Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) provides that compensation paid to executives in excess of $1,000,000 cannot be deducted by Heller for Federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee of outside directors and is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by the stockholders. Consistent with this intention, Heller's Stock Incentive Plan was approved by Heller's sole stockholder prior to the initial public offering, and since such approval, the Compensation Committee has approved all awards under the Stock Incentive Plan.

                                          The Compensation Committee

                                           Soichi Hirabayashi (Chairman)
                                           Michael A. Conway
                                           Tetsuo Kumon

                               PERFORMANCE GRAPH

   Securities and Exchange Commission rules require proxy statements to contain a performance graph that compares the performance of the Class A Common Stock against an equity market index that includes companies whose equity securities are traded on the same exchange or are of comparable market capitalization, and a published industry or line of business index or group of "peer issuers", covering a five-year period. Heller selected the S&P 500 Stock Index and the S&P Financials Index as the appropriate business indexes for purposes of this comparison. Because the Class A Common Stock did not begin trading on the NYSE until May 1, 1998, the graph compares performance from May 1, 1998 through December 31, 1998. The graph assumes an investment of $100 at the beginning of the period at the offering price of $27.00 per share of Class A Common Stock. The closing price of the Stock on December 31, 1998 was $29.125 per share. We paid our first quarterly dividend of $0.09 per share on the Stock on November 15, 1998.

                  Comparison of Cumulative Total Return Among
         Heller, Standard & Poor's 500 Index and S&P Financials Index*
                     May 1, 1998 through December 31, 1998

                                                                 5/1/98 12/31/98
                                                                 ------ --------
      Heller Financial..........................................  $100  $108.28
      S&P 500 Index.............................................  $100  $111.71
      S&P Financials Index......................................  $100  $ 97.57

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                          Relationship with Fuji Bank

   Fuji Bank, headquartered in Tokyo, Japan, and one of the world's largest banks, is currently the beneficial owner of all of the Class B Common Stock of Heller through its wholly-owned U.S. subsidiary, Fuji America Holdings. For as long as Fuji Bank continues to beneficially own shares of Common Stock representing more than 50% of the voting power of the Common Stock, Fuji Bank will be able to direct the election of all of the members of Heller's Board of Directors and therefore exercise a controlling influence over the business and affairs of Heller, including any determinations with respect to:

  (1) mergers or other business combinations involving Heller;

  (2) the acquisition or disposition of assets by Heller;

  (3) the incurrence of indebtedness by Heller;

  (4) the issuance of any additional Common Stock or other equity securities;
      and

  (5) the payment of dividends with respect to the Common Stock.

Similarly, Fuji Bank will have the power to:

  (1) determine matters submitted to a vote of Heller's stockholders without the consent of Heller's other stockholders;

  (2) prevent or cause a change in control of Heller; and

  (3) take other actions that might be favorable to Fuji Bank.

In these situations or otherwise, various conflicts of interest between Heller and Fuji Bank could arise.

   From time to time Heller and Fuji Bank have entered into, and can be expected to continue to enter into, certain agreements and business transactions in the ordinary course of their respective businesses.

                              Keep Well Agreement

   Heller first entered into its Keep Well Agreement with Fuji Bank on April 23, 1983. The Keep Well Agreement was amended and supplemented on January 26, 1984, in connection with the consummation of the purchase of Heller by Fuji Bank and has been amended since that date from time to time. Under the Keep Well Agreement, as currently in effect, Heller or Fuji Bank or any of its affiliates may sell or dispose of Common Stock to any person or entity, provided that after any such sale or disposition, Fuji Bank (directly or indirectly, through one or more subsidiaries) continues to hold greater than 50% of the combined voting power of the outstanding Common Stock. This provision may be subject to further revision by Heller and Fuji Bank without the approval of any of Heller's securityholders.

   The Keep Well Agreement may not be terminated prior to the date that is the earlier of (1) December 31, 2007 and (2) the date on which Heller has received written certifications from Moody's Investors Service, Inc. and Standard & Poor's Rating Services that, upon termination of the Keep Well Agreement, the ratings on Heller's senior unsecured indebtedness without the support provided by the Keep Well Agreement will be no lower than such ratings with the support of the Keep Well Agreement, but in no event may the termination date occur before December 31, 2002. In addition, the Keep Well Agreement includes certain restrictions on termination relating to Heller's Series A Preferred Stock and Series C Preferred Stock that are discussed below.

   The Keep Well Agreement provides that Fuji Bank will maintain Heller's stockholders' equity in an amount equal to $500 million. Accordingly, if Heller determines, at the close of any month, that its net worth is less than $500 million, then Fuji Bank will purchase, or cause one of its subsidiaries to purchase, shares of Heller's NW Preferred Stock, Class B, in an amount necessary to increase Heller's stockholders' equity to $500 million.

   The NW Preferred Stock is a series of junior preferred stock and, if and when issued, will rank junior to the Series A Preferred Stock and the Series C Preferred Stock and senior to the Common Stock as to payment of dividends, and in all other respects. If and when the NW Preferred Stock is issued, dividends will be noncumulative and will be payable (if declared) quarterly at a rate per annum equal to 1% over the three-month LIBOR. Such dividends will not be paid during a default in the payment of principal or interest on any of the outstanding indebtedness for money borrowed by Heller. Subject to certain conditions, the NW Preferred Stock will be redeemable, at the option of the holder, within a specified period of time after the end of a calendar quarter in an aggregate amount not greater than the excess of the stockholders' equity of Heller as of the end of such calendar quarter over $500 million.

   The Keep Well Agreement further provides that if Heller lacks sufficient cash, other liquid assets or credit facilities to meet its payment obligations on its commercial paper, then Fuji Bank will lend Heller up to $500 million, payable on demand, which Heller may use only for the purpose of meeting such payment obligations. Any such liquidity advance by Fuji Bank to Heller will bear interest at a fluctuating interest rate per annum equal to the announced prime commercial lending rate of Morgan Guaranty Trust Company of New York plus 0.25% per annum. Each liquidity advance will be repayable on demand at any time after the business day following the 29th day after such liquidity advance was made. No repayment of the liquidity advance will be made during a period of default in the payment of Heller's senior indebtedness for borrowed money.

   No liquidity advances or purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement; other infusions of capital in Heller have been made by Fuji Bank, the last one of which occurred in 1992.

   Under the Keep Well Agreement, Heller has agreed to maintain, and Fuji Bank has undertaken to assure that Heller will maintain, unused short-term lines of credit, asset sales facilities and committed credit facilities in an amount approximately equal to 75% of the amount of its commercial paper obligations from time to time outstanding.

   Neither Fuji Bank nor Heller is permitted to terminate the Keep Well Agreement for any reason prior to the termination date. After the termination date, either Fuji Bank or Heller may terminate the Keep Well Agreement upon 30 business days' prior written notice, except as set forth below.

   So long as the Series A Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless Heller has received written certifications from Moody's and S&P that upon such termination the Series A Preferred Stock will be rated by them no lower than "a3" and "A-", respectively. Additionally, so long as the Series C Preferred Stock is outstanding and held by third parties other than Fuji Bank, the Keep Well Agreement may not be terminated by either party unless Heller has received written certifications from Moody's and S&P that upon such termination the Series C Preferred Stock will be rated no lower than "baa1" and "BBB" by Moody's and S&P, respectively.

   For these purposes, the Series A Preferred Stock and the Series C Preferred Stock will no longer be deemed outstanding at such time as an effective notice of redemption of all of the Series A Preferred Stock and the Series C Preferred Stock shall have been given by Heller and funds sufficient to effectuate such redemption shall have been deposited with the party designated for such purpose in the notice. So long as the Series A Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Series A Preferred Stock, then Goldman, Sachs & Co., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency. So long as the Series A Preferred Stock is no longer outstanding but the Series C Preferred Stock is outstanding, if both Moody's and S&P shall discontinue rating the Series C Preferred Stock, then Lehman Brothers Inc., or its successor, shall, within 30 days, select a nationally recognized substitute rating agency and identify the comparable ratings from such agency.

   Any termination of the Keep Well Agreement by Heller must be consented to by Fuji Bank. Any such termination will not relieve Heller of its obligations in respect of any NW Preferred Stock outstanding on the date of termination or the dividends thereon, any amounts owed in respect of liquidity advances on the date of termination or the unpaid principal or interest on those liquidity advances or Fuji Bank's fee relating to the liquidity commitment. Any such termination will not adversely affect Heller's commercial paper obligations outstanding on the date of termination. The Keep Well Agreement can be modified or amended by a written agreement of Fuji Bank and Heller. However, no such modification or amendment may change the prohibition against termination before the termination date or the other restrictions on termination or adversely affect Heller's then-outstanding commercial paper obligations.

   Under the Keep Well Agreement, Heller's commercial paper obligations and any other debt instruments are solely the obligations of Heller. The Keep Well Agreement is not a guarantee by Fuji Bank of the payment of Heller's commercial paper obligations, indebtedness, liabilities or obligations of any kind.

   During 1998, Heller paid to Fuji Bank a commitment fee of approximately $313,000, related to the Keep Well Agreement.

                         Registration Rights Agreement

   In connection with its initial public offering, Heller and Fuji Bank entered into a registration rights agreement providing that, upon the request of any of Fuji Bank, its subsidiaries or certain transferees of Common Stock from Fuji Bank or its subsidiaries, Heller will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Class A Common Stock that it may hold or that are issued or issuable upon conversion of any other security that it may hold (including the shares of Class B Common Stock) and of any other securities issued or issuable in respect of the Class A Common Stock, in each case for sale in accordance with the intended method of disposition of the holders making such demand for registration, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. Fuji Bank or any other qualified transferee will also have the right, which it may exercise at any time and from time to time, subject to certain limitations, to include any such shares and other securities in other registrations of equity securities of Heller initiated by Heller on its own behalf or on behalf of other securityholders of Heller.

   Heller will agree to pay all costs and expenses in connection with each such registration which Fuji Bank or any other qualified transferee initiates or in which any of them participates. The registration rights agreement contains indemnification and contribution provisions (1) by Fuji Bank and its permitted assigns for the benefit of Heller and (2) by Heller for the benefit of Fuji Bank and other persons entitled to effect registrations of Class A Common Stock pursuant to its terms, and related persons.

           Purchase of Interest in International Group from Fuji Bank

   At the time of the initial public offering, Heller purchased Fuji Bank's interest in International Group for total cash consideration of approximately $83 million, $54 million of which was for the International Group common stock owned by Fuji Bank, valued at book value, and $29 million of which was for the International Group preferred stock owned by Fuji Bank, valued at a modest premium over book value. The shares of common and preferred stock of International Group owned by Fuji Bank represented 21% of the outstanding shares of capital stock of International Group. Heller financed this acquisition through the issuance of senior debt bearing interest at a market rate.

         Certain Other Transactions with Fuji Bank and Its Subsidiaries

   Several financial, administrative or other service arrangements exist or have existed between Heller and Fuji Bank, Fuji America Holdings or related affiliates. In management's opinion, the terms of these arrangements are similar to those Heller would have been able to obtain in like agreements with unaffiliated entities in arms-length transactions.

                            Tax Allocation Agreement

   Under the terms of a tax allocation agreement between Heller and Fuji America Holdings for the period from January 2, 1998 through the date of the consummation of the initial public offering, Heller will file consolidated U.S. federal income tax returns with Fuji America Holdings. Heller will report income tax expense as if it were a separate company and will record future tax benefits as soon as it is more likely than not that such benefits will be realized. Pursuant to the tax allocation agreement, each company covered by the agreement will calculate its current and deferred income taxes based on its separate company taxable income or loss, utilizing separate company net operating losses, tax credits, capital losses and deferred tax assets or liabilities. In accordance with the tax allocation agreement, net payments of $6 million were made to Fuji America Holdings by Heller for the indicated period.

                              Services Agreements

   Certain employees of Fuji Bank performed managerial, administrative and other related functions for Heller during 1998. Heller performed certain managerial, administrative, accounting and other related functions for Fuji America Holdings during 1998. Each party compensated the other for the use of the services of individuals performing the indicated functions at a rate which reflects current costs to the providing party. The aggregate amount paid to Fuji Bank for these services in 1998 was $1 million. The amount paid to Heller by Fuji America Holdings in 1998 for such services was less than $1 million. Additionally, certain subsidiaries of Fuji Bank periodically serve as managers for various offerings of Heller's debt securities and may act as registrar and paying agent for certain debt issuances by Heller.

              Certain Other Transactions and Financial Instruments

   Fuji Bank and one of its subsidiaries provided uncommitted lines of credit to international subsidiaries of Heller totalling approximately $27 million at December 31, 1998. Borrowings under these facilities totalled $2 million at December 31, 1998. In addition, Fuji Bank provides lines of credit to certain international joint ventures of Heller.

   From January to June of 1998, Heller was a party to a $200 million notional amount interest rate swap agreement with Fuji America Holdings. The purpose of this agreement was to manage Heller's exposure to interest rate fluctuations. Under this agreement, Heller paid interest to Fuji America Holdings at a variable rate based on the commercial paper rate published by the Board of Governors of the Federal Reserve and Fuji America Holdings paid interest to Heller at a fixed rate of 5.57%. This agreement increased Heller's interest expense by $58,000 in 1998. When this Agreement was terminated in June of 1998, Heller paid Fuji America Holdings a termination fee of approximately $1 million.

   The trust department of Fuji Bank may purchase commercial paper of Heller for its clients. Interest expense paid by Heller related to such commercial paper borrowings was $272,000 in 1998.

   Certain of Heller's obligations to Fuji America Holdings arising out of the interest rate swap agreement described above and in respect of the other amounts payable to Fuji America Holdings as described above are represented by interest bearing demand notes. The notes bear interest at rates which approximate the average rates on Heller's commercial paper obligations or short-term bank borrowing rates outstanding during the period. During 1998, Heller paid interest of $1.7 million to Fuji America Holdings related to these notes.

   In the ordinary course of its business, Heller participates in joint financings with Fuji Bank or certain affiliates.

   Heller has an accounts receivable sale facility which allows Heller to sell an undivided interest of up to $550 million in a designated pool of its factored accounts receivable to five bank-supported conduits. Heller sold approximately $475 million of receivables under this facility as of December 31, 1998. The underlying liquidity support for the conduit is provided by unaffiliated entities. One of the conduits has an operating agreement with Fuji Bank. Heller paid fees of $346,000 to Fuji Bank during 1998 for services provided under this agreement.

                                        By Order of the Board of Directors

                                        Richard J. Almeida
                                        Chairman of the Board of Directors and
                                        Chief Executive Officer

                             Heller Financial, Inc.
                            500 West Monroe Street
                           Chicago, Illinois  60661



Dear Heller Financial Stockholder:

     The 1999 Annual Meeting of Stockholders of Heller Financial, Inc. will be held at 11:00 a.m. on Friday, April 23, 1999 at the Hyatt Regency O'Hare Hotel, 9300 W. Bryn Mawr Ave., Rosemont, Illinois. Stockholders of record at the close of business on March 1, 1999 will be entitled to vote at the meeting and any adjournments.

     Your vote is important. In order to have your vote counted at the meeting, please mark the boxes on the proxy card to indicate how your shares should be voted. Sign and return your proxy as soon as possible in the enclosed postpaid envelope. To vote in accordance with the Board of Directors' recommendations, just sign and date the proxy card where indicated - no boxes need be checked.

Sincerely,



/s/ Richard J. Almeida
----------------------
    Richard J. Almeida
    Chairman of the Board of Directors and
    Chief Executive Officer


                         Please Detach Proxy Card Here
--------------------------------------------------------------------------------
                             PLEASE DETACH HERE
             You Must Detach This Portion of the Proxy Card Before
           .         Returning It in the Enclosed Envelope         .

   [   ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


1.  Election of Directors    FOR all nominees listed below   [ ]

    WITHHOLD AUTHORITY to vote for all nominees listed below [ ]

    *EXCEPTIONS  [ ]

The Board of Directors recommends a vote "FOR" the nominees listed below:
Richard J. Almeida, Michael A. Conway, Tsutomu Hayano, Soichi Hirabayashi, Mark Kessel, Tetsuo Kumon, Dennis P. Lockhart, Frank S. Ptak, Masahiro Sawada, Kenichiro Tanaka, Frederick E. Wolfert, Terumasa Yamasaki


INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions________________________________________________________________


2. Ratification of Arthur Andersen LLP as Independent Auditors

    FOR [_]   AGAINST [_]   ABSTAIN [_]

Address Change and/or Comments Mark Here

                   [_]

I plan to attend the Annual Meeting

                   [_]

Please sign exactly as name or names appears on this proxy. If signing in a representative capacity, please give full title.

Dated: _____________, 1999


-------------------------
     SIGNATURE


-------------------------
     SIGNATURE


Votes MUST be indicated (X) in black or blue ink.

[X}


(Please sign, date and return this proxy card in the enclosed envelope.)
--------------------------------------------------------------------------------

________________________________________________________________________________
                            HELLER FINANCIAL, INC.

                 Proxy for the Annual Meeting of Stockholders
                           To Be Held April 23, 1999

                 Solicited on Behalf of the Board of Directors

     The undersigned appoints Richard J. Almeida and Debra H. Snider, and each of them individually, as proxy of the undersigned, each with power to appoint his or her substitute, and authorizes each of them to vote all shares of Heller Financial, Inc. which the undersigned could vote if personally present at the 1999 Annual Meeting of Stockholders of Heller to be held on April 23, 1999 and at any adjournment, as indicated on the reverse side of this proxy. The undersigned hereby confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the 1999 Annual Meeting. If no designation is made, this proxy will be voted FOR proposals 1 and 2.

SEE REVERSE SIDE


COMMENTS: ______________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
If you have written in the above space, please mark the comments notification box on the reverse side.


HELLER FINANCIAL, INC.
P.O. BOX 11069
NEW YORK, N.Y. 10203-0069

________________________________________________________________________________